UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c) of the Securities

Exchange Act of 1934

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FORWARD FUNDS
(Name of Registrant as Specified In Its Charter)

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FORWARD FUNDS

FORWARD LEGATO FUND

INFORMATION STATEMENT DATED JANUARY 31, 2008

This statement provides information concerning a change in ownership of a sub-advisor for the Forward Legato Fund.

We are not asking you for a proxy, and you are requested not to send us a proxy.

Forward Funds (the “Trust”), Forward Management, LLC (“Forward Management” or the “Adviser”) and Conestoga Capital Advisors, LLC (“Conestoga”) entered into a sub-advisory agreement on behalf of the Forward Legato Fund (the “Fund”) dated as of July 1, 2005 (the “Former Sub-Advisory Agreement”). The Board of Trustees (the “Board”) of the Trust, including a majority of the Trustees who are not “interested persons” of the Trust (as defined in the Investment Company Act of 1940 (the “1940 Act”)) (the “Independent Trustees”), unanimously voted and approved a new sub-advisory agreement among the Trust, Forward Management and Conestoga on behalf of the Fund, effective as of January 2, 2008 (the “New Sub-Advisory Agreement”).

The 1940 Act requires shareholder approval of a new investment sub-advisory agreement; however, under an exemptive order issued to Forward Management, as the Trust’s advisor, and to the Trust by the Securities and Exchange Commission on May 1, 2007, Forward Management can hire, terminate and replace, as applicable, sub-advisors and enter into investment sub-advisory agreements with sub-advisors (except as a general matter, sub-advisors affiliated with Forward Management) without shareholder approval. The additional information provided herein concerning the New Sub-Advisory Agreement is being provided pursuant to the order.

I.	Background

From the inception of the Fund on April 1, 2005 through January 1, 2008, Conestoga has served as a sub-advisor to the Fund pursuant to the Former Sub-Advisory Agreement.

As of January 2, 2008 the ownership structure of Conestoga changed so that W. Christopher Maxwell reduced his ownership in Conestoga from over 25% to less than 25% of Conestoga and Robert Mitchell increased his ownership of Conestoga from under 25% to over 25% (the “Transaction”). The Transaction resulted in an assignment of the Former Sub-Advisory Agreement under the 1940 Act. As a result, the Former Sub-Advisory Agreement was terminated after the Transaction was completed.

In anticipation of the change in control and termination of the agreement, the Board was asked to consider the New Sub-Advisory Agreement at an in-person meeting on September 10, 2007.

II.	Board Consideration of New Sub-Advisory Agreement

The Board of Trustees of the Trust oversees the management of the series of the Trust (the “Funds”) and, as required by law, initially approves, and determines annually whether to renew, the investment advisory agreements and sub-advisory agreements for management of the Funds.

At an in-person meeting of the Board of Trustees held on September 10, 2007, the Board, including a majority of the Independent Trustees approved the New Sub-Advisory Agreement on behalf of the Fund among the Trust, Forward Management and Conestoga.

At the September 10, 2007 meeting, the Board noted that the change in control or management of Conestoga would result in the termination of the Former Sub-Advisory Agreement. The Board noted that Conestoga represented that the personnel, day-to-day operations and management of the Fund will not change as a result of the change in control. The Board further noted that the investment sub-advisory fee schedule will not change as a result of the change of control.

Based on the Trustees’ deliberations and their evaluation of the information described above, the Board concluded that: (i) the compensation payable under the New Sub-Advisory Agreement is fair and bears a reasonable relationship to the services to be rendered, and (ii) that the approval of the New Sub-Advisory Agreement is in the best interests of the Fund and its shareholders. Based on the Trustees’ deliberations and their evaluation of the information described above, the Trustees, including all of the Independent Trustees, unanimously approved the New Sub-Advisory Agreement.

III.	The New Sub-Advisory Agreement

The New Sub-Advisory Agreement is substantially similar to the Former Sub-Advisory Agreement.

A.	Duties Under the New Sub-Advisory Agreement

Like the Former Sub-Advisory Agreement, subject to the supervision of the Trustees and the Advisor, Conestoga will, in coordination with the Advisor, with respect to the portion of the Fund’s portfolio managed by Conestoga: (a) provide a program of continuous investment management; (b) make investment decisions; and (c) place orders to purchase and sell securities in accordance with the Fund’s investment objectives, policies and limitations, as stated in the Fund’s current Prospectus and Statement of Additional Information.

B.	Compensation

The New Sub-Advisory Agreement entitles Conestoga to be compensated in the same manner and amount as under the Former Sub-Advisory Agreement. The Advisor pays Conestoga a fee computed daily at an annual rate equal to 0.60% of the

Fund’s average daily net assets with respect to the portion of the Fund’s portfolio managed by Conestoga.

The Fee shall be computed and accrued daily and paid quarterly in arrears based on the average daily net assets with respect to the portion of the of the Fund’s portfolio managed by Conestoga as determined according to the manner provided in the then-current Prospectus of the Fund.

C.	Liability

Like the Former Sub-Advisory Agreement, the New Sub-Advisory Agreement provides that neither Conestoga nor its officers, directors, employees, affiliates, agents or controlling persons shall be liable to the Trust, the Fund, its shareholders and/or any other person for the acts, omissions, errors of judgment and/or mistakes of law of any other fiduciary and/or other person with respect to the Fund.

Also like the Former Sub-Advisory Agreement, the New Sub-Advisory Agreement provides that the Trust, on behalf of the Fund, will indemnify and hold harmless Conestoga, its directors, officers, employees, affiliates, agents and controlling persons (collectively, the “Indemnified Parties”) against any and all losses, claims damages or liabilities (including reasonable attorneys fees and expenses), joint or several, relating to the Trust or the Fund, to which any such Indemnified Party may become subject under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, the Investment Advisers Act of 1940, or other federal or state statutory law or regulation, at common law or otherwise.

D.	Duration and Termination

The New Sub-Advisory Agreement will remain in effect for an initial term ending December 31, 2008 and from year to year thereafter so long as its continuance annually is approved: (i) by a vote of the holders of a majority of the outstanding shares of the Fund; or (ii) by a vote of a majority of those Trustees of the Trust who are not parties to the New Sub-Advisory Agreement, or who are not “interested persons,” as that term is defined in Section 2(a)(19) of the 1940 Act, or any party thereto, cast in person at a meeting called for the purpose of voting on such approval.

Like the Former Sub-Advisory Agreement, the New Sub-Advisory Agreement will terminate automatically in the event of its assignment.

IV.	Information Regarding Conestoga

Conestoga serves as one of the sub-advisors for the Fund. Conestoga is a registered investment adviser with assets under management of $275.4 million as of December 31, 2007. Conestoga is a Delaware Limited Liability Company. Conestoga is located at 259 Radnor-Chester Road, Suite 120, Radnor, PA 19087.

Conestoga does not serve as investment advisor to any other mutual fund with a similar investment objective to the Fund.

As of January 2, 2008, the directors and officers of Conestoga are: William C. Martindale, Jr., Managing Partner; W. Christopher Maxwell, Managing Partner; Robert M. Mitchell, Managing Partner; Duane R. D’Orazio, Managing Partner; and Mark S. Clewett, Director-Institutional Sales and Client Service. The business address of Messrs. Martindale, Mitchell and D’Orzazio is 259 Radnor-Chester Road, Suite 120, Radnor, PA 19087. The business address of Mr. Maxwell is Maxwell Associates, 20561 Rock Hall Avenue, Suite 6, Rock Hall, MD 21661. The business address of Mr. Clewett is Delaware Investments, 1 Commerce Square, Philadelphia, PA 19103

V.	Annual Report

The annual report for Forward Funds for the fiscal year ended December 31, 2006 is available to shareholders. The annual report for Forward Funds for the fiscal year ended December 31, 2007 will be sent to shareholders when it is prepared. Those reports and any current semi-annual reports are available upon request without charge as follows: Call or write and copies will be sent to you: Forward Funds, P.O. Box 1345, Denver, CO 80201, (800) 999-6809. Or go to www.forwardfunds.com and download a copy.

VI.	Delivery of Documents to Shareholders Sharing an Address

Only one copy of this information statement is being delivered to multiple security holders sharing an address unless the Trust has received contrary instructions from one or more of the shareholders.

Shareholders sharing an address and receiving only one copy of the information statement can request the Trust to deliver additional copies by writing to the Trust at P.O. Box 1345, Denver, CO 80201 or by calling (800) 999-6809. Additional information statements will be sent by first class mail within three business days of the receipt of the request.

Shareholders sharing an address and receiving multiple copies of information statements can request the Trust subsequently deliver only a single copy of such information statements by writing to the Trust at P.O. Box 1345, Denver, CO 80201 or by calling (800) 999-6809.

Forward Management serves as investment advisor to the Fund. Forward Management is located at 433 California Street, 11th Floor, San Francisco, California 94104. The Fund’s administrator is ALPS Fund Services, Inc. (“AFS”). The Fund’s distributor is ALPS Distributors, Inc. (“ADI”). AFS and ADI are located at 1290 Broadway, Suite 1100, Denver, CO 80203.

FWD 108 INFOST

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